Exhibit 23.2
Consent of Cawley, Gillespie & Associates, Inc.
                As independent petroleum engineers, we hereby consent to the incorporation by reference in the Registration Statements (No. 333-146775) on Form S-3 and (No. 333-34617, No. 333-66938, No. 333-117533 and No. 333-145827) on Forms S-8 of Parallel Petroleum Corporation of information from our reserves report dated January 16, 2009 and all references to our firm included in or made a part of the Annual Report on Form 10-K of Parallel Petroleum Corporation for the fiscal year ended December 31, 2008.
/s/ Cawley, Gillespie & Associates, Inc.
Ft. Worth, Texas
February 23, 2009